Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is SCHWEITZER-MAUDUIT INTERNATIONAL, INC. The Corporation was originally incorporated under the name of SCHWEITZER-MAUDUIT INTERNATIONAL, INC. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 21 1995.

2. Article I of the Certificate of Incorporation of the Corporation shall be deleted in its entirety and the following Article I shall be substituted in lieu thereof:

“I.

The name of this corporation is MATIV HOLDINGS, INC.”

3. The above amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment (and the amendment contained herein) shall become effective at 12:05 a.m. (local time in Wilmington, Delaware) on July 6, 2022.

IN WITNESS WHEREOF, SCHWEITZER-MAUDUIT INTERNATIONAL, INC. has caused this Certificate of Amendment to be executed by the undersigned officer of the Corporation this 5th day of July, 2022.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

By:	/s/ Ricardo Nunez
Name: Ricardo Nunez
Title: Executive Vice President, General Counsel and Secretary